SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 1, 2009

IB3 NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52374	61-1433933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 South High Street, Canal Winchester, Ohio	43110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (614) 833-9713 x235

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

Sublease Agreement

On February 10, 2009, iBeam Solutions, LLC, a wholly owned subsidiary of IB3 Networks Inc. (“iBeam”) and Data Center 101, LLC, (“Data”) entered into a sublease agreement to lease 5,000 square feet of office space located on the third floor of the building at 101 East Town Street, Columbus, Ohio (the “Premises”, the “Building” and the “Sublease”).  The Sublease commenced on February 10, 2009, and runs until January 31, 2018.   The Sublease was amended (the “First Amendment”) on March 3, 2009.  The Sublease and the First Amendment, among other things, provide the following:

▪	There is a security deposit of $40,000 for the Premises.

▪	The following is the annual base rent for years one through ten of the Sublease: $360,000, $660,000, $756,300, $778,989, $802,358.67, $826,429.43, $851,222.31, $876,758.98, $903,061.75 and $930153.60.

▪
The base rent shall be increased by 1) iBeam’s share of Data’s Additional Rent, 2) Percentage Rent 3) Third Floor CAM charges and 4) beginning with the third year of the lease, Customer Recurring Revenue Baseline.   It is estimated that the Additional Rent for 2009 will be $1.22 per square foot.  Third floor CAM charges are also estimated at $1.22 per square foot. The Customer Recurring Revenue Baseline rent is contingent on third party revenue streams, but shall not exceed $6,375 per month.  The percentage rent will be an amount equal to 4% of iBeam’s gross revenue.

▪	The base rent shall be decreased by the rent credit received by Yourcolor, LLC, which as of the date of the Agreement is $3,850.00.

▪
The Sublease has two five year options.  Each option shall be exercisable by iBeam giving notice 180 days prior to the expiration of its current rental term.  The base rent in each option year shall increase 3% annually from the prior year.

▪
Data has leased additional space in the Premises beyond the portion that it leased to iBeam.  If Data receives an offer to sublease any portion of the additional space that it has a right to lease, then iBeam possesses a right of first refusal with respect to all or any part of the remainder of the building during the term of the Sublease.

Assignment Agreement

The Premises currently has some tenants.  Data executed lease agreements and service contracts (the “Lease Agreements” and “Service Contracts” respectively) with the tenants of the Premises.  On February 10, 2009, Data assigned to iBeam the Lease Agreements and Service Contracts.  The Sublease and First Amendment provide that the current revenue generated by these Lease Agreements and Service Contracts is $34,000.

Employment Agreement

Effective as of January 1, 2009, IB3 Networks, a Nevada corporation (“iB3”), entered into an employment agreement with its Chief Executive Officer, Eric Schmidt (“Schmidt”).  The employment agreement provides as follows:

▪
Schmidt will serve as CEO of iB3. While employed by iB3, Schmidt will devote his entire business time and energy to iB3and use his best efforts to promote the success of the iB3; except for such time as he dedicates to iBeam Solutions, LLC which is the wholly owned subsidiary of iB3;

▪
This employment agreement supplants the prior employment agreement between Schmidt and iBeam.  Upon the securing of $1,000,000 of financing, then all compensation due Schmidt under the previous employment agreement will be payable to Schmidt;

▪
Schmidt will receive 500,000, 250,000 and 250,000 shares of stock of iB3 for signing the employment agreement, for agreeing to remain as Chairman of the Board of iB3 and for past service as Chairman and CEO of iB3, respectively;

▪	Schmidt will receive a stock bonus if iB3for has a certain amount of gross revenue;

▪	Schmidt will have the option to purchase shares of stock of iB3 at $0.50 per share of iB3 stock at future dates if 1) iB3 has a certain gross revenue and/or 2) he is employed by iB3;

▪	Schmidt will be entitled to salary and other compensation of cash or shares of stock of iB3;

▪
Schmidt can be terminated for any reason upon 30 days notice by either Schmidt or iB3. Upon termination of Schmidt employment, Schmidt will only be due Schmidt pro rated salary for the month in questions and any other compensation which had been earned but not yet paid.

A copy of the Sublease Agreement, First Amendment, Assignment Agreement and Employment Agreement are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. The foregoing description of the Sublease Agreement, First Amendment, Assignment Agreement and Employment Agreement are qualified in their entirety by reference to the full text thereto, respectively.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation is incorporated by reference into this Item 2.03.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Sublease Agreement, dated February 10, 2009
10.2	First Amendment to Sublease Agreement, dated March 3, 2009
10.3	Assignment Agreement, dated February 10, 2009
10.4	Employment Agreement, dated January 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IB3 Networks, Inc.

By:	/ s/Eric Schmidt
Eric Schmidt, Chief Executive Officer

Date:	March 4, 2009